Exhibit 5.1

March 2, 2004

Sohu.com Inc.

7 Jianguomen Nei Avenue

Bright China Chang An Building

Tower 2, Room 1519

Beijing 100005

People’s Republic of China

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) US $90,000,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due 2023 (the “Notes”) of Sohu.com Inc. (the “Company”) issued pursuant to the Indenture, dated as of July 14, 2003 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”) and (ii) 2,010,722 shares of common stock, par value $.001 per share, of the Company, issuable upon conversion of the Notes pursuant to the Indenture (the “Underlying Common Stock”). The Company issued the Notes pursuant to the Purchase Agreement, dated July 19, 2003 (the “Purchase Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes and the Underlying Common Stock are to be offered and sold by certain securityholders of the Company.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of expressing the opinions set forth herein.

Based solely on the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	Assuming that they have been duly executed by the Company and duly authenticated by the Trustee in accordance with the Indenture, the Notes constitute valid, binding and enforceable obligations of the Company.

2.	The Underlying Common Stock has been duly authorized by all necessary corporate action of the Company, and the Underlying Common Stock, when issued and delivered upon conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the following limitations and qualifications:

A.	We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the power and authority of all natural persons, (iv) the conformity to the original documents of all documents submitted to us as electronic, certified, facsimile or photostatic copies, (v) the authenticity, accuracy and completeness of all documents submitted to us as originals or as copies of originals, (vi) the absence of mutual mistake or misunderstanding and of fraud, coercion, duress or other similar inequitable conduct in connection with the negotiation, execution and/or delivery of the Indenture and the transactions contemplated thereby and (vii) the Company has received full consideration for the issuance of the Notes.

B.	The opinions expressed herein are subject to or limited by (i) applicable bankruptcy, insolvency, receivership, reorganization, fraudulent conveyance, moratorium and other similar statutory or decisional laws, enacted or in effect at any time, pertaining to the relief of debtors or affecting the rights of creditors; (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity, at law or otherwise; (iii) the exercise of judicial or administrative discretion; (iv) the application by courts of competent jurisdiction of policies or laws determined to have a paramount public interest; and (v) the implied duty of good faith and fair dealing.

C.	The opinions expressed herein are limited to the existing laws of the State of New York and the United States of America and to the Delaware General Corporation Law. We express no opinion as to choice or conflicts of laws or as to the laws of any other jurisdiction. To the extent that the opinions expressed herein relate to, are affected by or are dependent upon the laws of the State of New York, we have relied (subject to the limitations and qualifications set forth therein, which are hereby incorporated herein by reference) solely upon the opinion letter of Nixon Peabody LLP. A copy of such opinion letter has been filed as Exhibit 5.2 to the Registration Statement.

D.	All opinions expressed herein are as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

E.	This opinion letter is to be used only in connection with the offer and sale of the Notes and the Underlying Common Stock while the Registration Statement is in effect under the Securities Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/    Goulston & Storrs, – a Professional Corporation